Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts

Tom Conforti
Chief Financial Officer
IHOP Corp.
818-240-6055

Stacy Roughan
Hill & Knowlton
323-966-5784

Media Contact

Chris Kuechenmeister
Hill & Knowlton
323-966-5709

IHOP CORP. REPORTS FIRST QUARTER 2003 RESULTS

GLENDALE, Calif. – May 8, 2003 — IHOP Corp. (NYSE: IHP) today announced results for its first quarter ended March 31, 2003.

First Quarter 2003 Performance

The Company reported a 38.9% decrease in net income to $6.0 million, or a decrease of 39.1% in diluted net earnings per share to $0.28 in the first quarter 2003, compared with net income of $9.8 million, or diluted net income per share of $0.46 in the first quarter 2002.  The decreases in net income and diluted net earnings per share were due to approximately $6.7 million in one-time charges associated with the Company’s reorganization, announced in January 2003.  However, after accounting for these charges, net income increased 4.1% to $10.2 million or 2.2% in diluted net income per share of $0.47.  The Company also reiterated its earnings guidance of $1.55 to $1.70 in diluted net income per share for fiscal 2003.

As previously announced, system-wide sales increased 13.1% in the quarter ended March 31, 2003 over the same period in 2002.  System-wide comparable store sales increased by 2.2% for the quarter ended March 31, 2003.  In the first quarter 2003, total revenues were $94.0 million, an increase of 15.3% over the first quarter 2002.  In the first quarter 2003, IHOP franchised 15 restaurants compared to 10 in the first quarter 2002.

Julia A. Stewart, IHOP Corp. President and Chief Executive Officer, said, “Our first quarter performance partially reflects a greater emphasis on marketing, product promotions, including limited time offers, and operations.  Specifically, our new advertising campaign and improved media buying strategy along with enticing limited time offers - “Never Ending” pancakes and a great new product idea, Stuffed French Toast - translated into improved same-store sales performance.  These limited time offers provided both value and exciting new reasons to visit IHOP.”

General & Administrative costs increased by $1.6 million or 14.8% as IHOP invested in initiatives related to the move from a Company developed and financing model to a more traditional franchising model with an investment focus on marketing and operations.  In addition, the Company’s financial statements reflect one-time reorganization charges of $6.7 million related to its decision to change its operating model.  The Company anticipates additional reorganization charges of approximately $2.0 million for the remainder of 2003.

Segment Reporting

The Company announced on March 24, 2003, its intention to change its segment reporting effective the first quarter of 2003, as it moved to its new operating model.  The new segments reported include franchise operations, rental operations, Company restaurant operations and financing operations.

Segment highlights for the first quarter 2003 versus 2002 include:

•                  Franchise operations segment profit increased by 12.9% due to an increase in franchise revenues associated with an increase in the number of franchise restaurants.

•                  Rental operations segment profit increased by 28.4% due primarily to increased revenue from IHOP owned properties.

•                  Company restaurant operations loss increased by $0.5 million to a loss of $1.2 million in the first quarter of 2003.  This was due primarily to higher labor related expenses in Company restaurants.

•                  Segment profit from financing operations decreased by 5.6% due to an increase in interest expense related to our new private placement debt partially offset by increased interest income from franchise and equipment notes.

IHOP has restated 2002 financial results in its new segment reporting format in a table at the end of this press release.

Operating Highlights

First quarter 2003 results reflect the implementation of a number of key operational strategies consistent with the Company’s move to a traditional franchising model.  IHOP implemented a number of new promotional and media strategies, including the launch of a new advertising campaign supported by its first utilization of National Media.  Product promotions – “Never Ending” Pancakes and Stuffed French Toast – were the key drivers of the 2.2% same-store sales increase.

Investor Conference Call

IHOP Corp. will host an investor conference call to discuss its first quarter results on Thursday, May 8, 2003 at 11:00 a.m. ET (8:00 a.m. PT).  To participate on the call, please dial (877) 356-3747.  The Company will webcast the live call with a slide presentation to accompany management’s discussion which can be accessed on the Investor Relations section of IHOP’s Website at www.ihop.com.  Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast and view the slide show.

An audio replay of the call will be available by 2:00 p.m. ET (11:00 a.m. PT) on May 8, 2003, which can be accessed through May 15, 2003 by dialing (800) 642-1687 and referencing pass code 9695931.  An online archive of the webcast and slide show will be available approximately four hours following the live call.

About IHOP Corp.

The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for 45 years. Offering more than 16 types of pancakes, as well as omelettes, breakfast specialties, burgers, chicken and steaks, IHOP’s diverse menu appeals to people of all ages. IHOP restaurants are developed, operated and franchised by Glendale, California based IHOP Corp.  As of March 31, 2003, there were 1,118 IHOP restaurants in 48 states and Canada.  IHOP is publicly traded on the NYSE under the symbol “IHP.”  For more information, call the Company’s headquarters at (818) 240-6055 or visit the Company’s Website located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release.  They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  These factors include, but are not limited to: risks associated with the implementation of the Company’s new strategic growth plan, the availability of suitable locations and terms of the sites designated for development; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond IHOP’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; IHOP’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP’s filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

[Financial Information to Follow]

IHOP CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

PERIOD ENDED MARCH 31, 2003

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Revenues
Franchise revenues	$33,786	$30,040
Rental income	28,314	23,974
Company restaurant sales	19,674	17,790
Financing revenues	12,217	9,736
Total revenues	93,991	81,540

Costs and Expenses
Franchise expenses	15,401	13,757
Rental expenses	19,985	17,488
Company restaurant expenses	20,908	18,554
Financing expenses	6,833	4,035
General and administrative expenses	12,267	10,685
Other (income) expense, net	2,347	1,411
Reorganization charges	6,709	—
Total costs and expenses	84,450	65,930

Income before taxes	9,541	15,610
Provision for income tax	3,578	5,854
Net income	$5,963	$9,756

Net Income Per Share
Basic	$0.28	$0.47
Diluted	$0.28	$0.46

Weighted Average Shares Outstanding
Basic	21,313	20,771
Diluted	21,443	21,169

Dividends Declared Per Share	$0.25	$—

IHOP CORP. AND SUBSIDIARIES
RESULTS OF OPERATIONS
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2003	2002
Restaurant Data
Effective restaurants(a)
Franchise	903	823
Company	76	74
Area license	125	121
Total	1,104	1,018
System-wide
Sales(b)	$413,825	$365,840
Percent change	13.1%	10.6%
Average sales per effective restaurant	$375	$359
Percent change	4.5%	5.0%
Comparable sales percentage change(c)	2.2%	2.0%
Franchise
Sales	$358,373	$314,723
Percent change	13.9%	14.4%
Average sales per effective restaurant	$397	$382
Percent change	3.9%	3.2%
Comparable sales percentage change(c)	2.4%	2.1%
Company
Sales	$19,674	$17,790
Percent change	10.6%	6.0%
Average sales per effective restaurant	$259	$240
Percent change	7.9%	4.3%
Area License
Sales	$35,778	$33,327
Percent change	7.4%	(13.9)%
Average sales per effective restaurant	$286	$275
Percent change	4.0%	7.8%

(a)                                  “Effective restaurants” are the number of restaurants in a given fiscal period adjusted to account for restaurants open for only a portion of the period. It is calculated by dividing total restaurant operating days by 91 days for a quarterly calculation.

(b)                                 “System-wide sales” are retail sales of franchisees, area licensees and Company-operated restaurants, as reported to IHOP.

(c)                                  “Comparable sales percentage change” reflects the percentage change in sales for restaurants that are operated for the entire fiscal period in which they are being compared. Because of new unit openings and store closures, the restaurants opened for an entire fiscal period being compared will be different from period to period. Comparable average sales do not include data on restaurants located in Florida.

IHOP CORP. AND SUBSIDIARIES
RESTAURANT DEVELOPMENT AND FRANCHISING ACTIVITY

(Unaudited)

	Three Months Ended March 31,
	2003	2002
RESTAURANT DEVELOPMENT ACTIVITY
IHOP-beginning of period	1,103	1,017
New openings
IHOP—developed	17	10
Franchisee—developed	3	1
Area license	—	1
Total new openings	20	12
Closings
Company and franchise	(5)	(1)
IHOP-end of period	1,118	1,028

Summary-end of period
Franchise	913	830
Company	80	75
Area license	125	123
Total IHOP	1,118	1,028

RESTAURANT FRANCHISING ACTIVITY
IHOP—developed	11	9
Franchisee—developed	3	1
Rehabilitated and refranchised	1	—
Total restaurants franchised	15	10
Reacquired by IHOP	(2)	(2)
Closed	(2)	(1)
Net addition	11	7

IHOP CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31, 2003	December 31, 2002
	(Unaudited)

Current assets, net	$145,893	$159,101
Property and equipment, net	300,153	286,226
Long-term receivables:
Notes receivable	45,713	46,929
Equipment contracts receivable	155,395	153,261
Direct financing leases receivable	132,379	132,602
Other assets	43,873	41,681
Total assets	$823,406	$819,800

Current liabilities	$54,181	$53,564
Long-term debt	145,259	145,768
Other long-term liabilities	258,121	256,079
Stockholders’ equity	365,845	364,389
Total liabilities and stockholders’ equity	$823,406	$819,800

IHOP CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Cash provided by operating activities	$13,322	$16,227
Cash used in investing activities
Additions to property and equipment	(27,306)	(20,857)
Investments in short-term marketable securities	(21,123)	—
Additions to other assets, net	1,020	1,747
Cash provided by financing activities	741	13,632
Net change in cash and cash equivalents	(33,346)	10,749
Cash and cash equivalents at beginning of period	98,739	6,252
Cash and cash equivalents at end of period	$65,393	$17,001

IHOP CORP. AND SUBSIDIARIES

RESTATED CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in thousands, except per share amounts)

(Unaudited)

	1st Qtr. 2002	2nd Qtr. 2002	6 Mos. 2002	3rd Qtr. 2002	9 Mos. 2002	4th Qtr. 2002	12 Mos. 2002
Revenues
Franchise revenues	$30,040	$29,947	$59,987	$30,946	$90,933	$32,117	$123,050
Rental income	23,974	24,416	48,390	25,158	73,548	26,047	99,595
Company restaurant sales	17,790	17,986	35,776	19,634	55,410	19,023	74,433
Financing revenues	9,736	12,510	22,246	16,345	38,591	30,205	68,796
Total revenues	81,540	84,859	166,399	92,083	258,482	107,392	365,874

Costs and Expenses
Franchise expenses	13,757	13,592	27,349	13,673	41,022	14,117	55,139
Rental expenses	17,488	18,224	35,712	18,517	54,229	19,583	73,812
Company restaurant expenses	18,554	18,627	37,181	20,442	57,623	20,799	78,422
Financing expenses	4,035	5,882	9,917	9,027	18,944	19,241	38,185
General and administrative expenses	10,685	12,665	23,350	13,326	36,676	12,850	49,526
Other (income) expense, net	1,411	989	2,400	1,357	3,757	1,676	5,433
Total costs and expenses	65,930	69,979	135,909	76,342	212,251	88,266	300,517

Income before taxes	15,610	14,880	30,490	15,741	46,231	19,126	65,357
Provision for income tax	5,854	5,580	11,434	5,903	17,337	7,172	24,509
Net income	$9,756	$9,300	$19,056	$9,838	$28,894	$11,954	$40,848

Net Income Per Share
Basic	$0.47	$0.44	$0.91	$0.47	$1.38	$0.57	$1.95
Diluted	$0.46	$0.44	$0.90	$0.46	$1.36	$0.56	$1.92

Weighted Average Shares Outstanding
Basic	20,771	20,904	20,838	20,958	20,878	21,152	20,946
Diluted	21,169	21,340	21,254	21,235	21,248	21,334	21,269